Exhibit 10.2

AMENDMENT TO
AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amendment (the “Amendment”) to the Amended and Restated Employment Agreement entered into August 19, 2004 between Richard C. Notebaert (the “Executive”) and Qwest Services Corporation, a Colorado corporation (the “Company”) (the “Employment Agreement”) and previously amended on October 21, 2005, December 16, 2005 and February 16, 2006, is made and entered into on February 26, 2007 between the Executive and the Company.

WITNESSETH THAT:

WHEREAS, the parties previously entered into the Employment Agreement pertaining to the employment of the Executive by the Company; and

WHEREAS, the parties previously amended the Employment Agreement on October 21, 2005, December 16, 2005 and February 16, 2006 in certain respects; and

WHEREAS, the parties desire to amend the Employment Agreement in certain respects as set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below, the Executive and Company hereby amend the Employment Agreement as follows:

1.             The last sentence of Subparagraph 3(a) is hereby amended to provide in its entirety as follows:

“Because the Executive has otherwise been granted non-qualified options and restricted stock in February 2006 and March 2007, for the remainder of calendar years 2006 and 2007, Executive shall not be entitled to any automatic or minimum grant of non-qualified stock options or shares of restricted stock but may be granted such additional non-qualified options or shares of restricted stock as may be authorized in the discretion of the Compensation Committee.”

2.             Section   3(e) is amended to provide in its entirety as follows:

(e)           The options relating to 5,000,000 shares of Common Stock granted on the Effective Date in accordance with subparagraph 3(a) above shall become vested and exercisable at the rate of 25% of the total shares covered by the option per year on each anniversary of the Award Date thereof.  Each award of future options described in subparagraph 3(a) above shall become vested and exercisable as determined by the Compensation Committee at the time of grant. Unless determined otherwise by the Compensation Committee at the time of grant, and to the extent not previously vested, all equity issued to Executive pursuant to the Equity Incentive Plan or any successor plan shall become fully vested and exercisable on the earlier of a Change in Control (as defined in subparagraph 6(c)(vi) below) or the Executive’s termination of employment by reason of death, Disability (as defined in subparagraph 6(b) below), termination by the Company without Cause (as defined in subparagraph 6(a) below), Constructive Discharge (as defined in subparagraph 6(c) below), or in the event that the Company does not renew this Agreement in accordance with the provisions of subparagraph 1(a).  To the extent not previously vested, all such options and the Restricted Stock Award shall be immediately forfeited in the event of a termination of the Executive’s employment for Cause or upon the Executive’s resignation from the employ of the Company (other than pursuant to a

Constructive Discharge or by reason of a Disability).  For purposes only of the options and restricted stock granted to the Executive in February 2006 and March 2007, all vesting with respect to such options and restricted stock, including but not limited to vesting on account of corporate transactions involving QCII (as defined in the Agreements referred to immediately below), shall be governed solely by the provisions of the Agreements entered into between the Executive and the Company on February 16, 2006 and February 26, 2007 with respect to such grants.

3.             Except as specifically set forth above, the Employment Agreement, as previously amended, remains in full force and effect.

IN WITNESS WHEREOF, the Executive has hereunto set his hand, and the Company has caused this Amendment to be executed in its name and on its behalf, all on the day and year first above written.

COMPANY:

QWEST SERVICES CORPORATION

By:	/s/ Teresa Taylor

ATTEST:

/s/ Richard N. Baer

EXECUTIVE:

/s/ Richard C. Notebaert
Richard C. Notebaert